SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

RENEWABLE ENERGY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Renewable Energy Group, Inc.

416 South Bell Avenue

Ames, Iowa 50010

Dear Stockholders:

You are cordially invited to attend Renewable Energy Group Inc.’s 2012 Annual Meeting of Stockholders on May 22, 2012. The Annual Meeting will begin promptly at 10:00 a.m. Central time at our offices located at 416 South Bell Avenue, Ames, Iowa. We will also be hosting an open house for our stockholders on May 22, 2012 from 8:30 a.m. to 10:00 a.m. during which our stockholders will have the opportunity to tour our headquarters’ facility, including our research and development facility.

At 10:00 a.m., we will begin our Annual Meeting with a discussion and vote on the matters set forth in the enclosed Proxy Statement and in a Notice of Internet Availability of Proxy Materials that was mailed to our stockholders on our about April 11, 2012, followed by presentations and a report on our performance for 2011 and the first three months of 2012.

I look forward to seeing you in Ames on May 22, 2012.

Sincerely,

/s/ Jeffrey Stroburg

Jeffrey Stroburg
Chairman

RENEWABLE ENERGY GROUP, INC.

416 South Bell Avenue

Ames, Iowa 50010

Notice of Annual Meeting of Stockholders

May 22, 2012

The 2012 Annual Meeting of Stockholders of Renewable Energy Group, Inc. will be held at our principal executive offices located at 416 South Bell Avenue, Ames, Iowa, 50010, on May 22, 2012, at 10:00 a.m., Central time. We are holding the Annual Meeting to:

1.	Elect two Class I directors to serve until the 2015 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	Hold an advisory “say-on-pay” vote to approve the compensation of our named executive officers; and

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

We also will transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.

Our Board of Directors has selected April 4, 2012, as the record date for determining the stockholders entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements.

Pursuant to Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the internet, we have elected to deliver our proxy materials to our stockholders via the internet. This process allows us to provide stockholders with the information they need, while at the same time lowering the cost of delivery. On or about April 11, 2012, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders containing instructions on how to access our 2012 Proxy Statement and 2011 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The Notice will also serve as an admission ticket for a stockholder to attend the 2012 Annual Meeting of Stockholders. Each attendee must present the Notice, or other proper form of documentation, to be admitted.

By Order of the Board of Directors,

/s/ Natalie A. Lischer

Natalie A. Lischer Secretary

April 11, 2012

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy. You may vote over the internet, by telephone or by mail (if you request a paper copy of the proxy materials and wish to vote by mail). Please review the instructions under the section entitled “How do I vote my shares?” of the attached proxy statement regarding each of these voting options.

-i-

RENEWABLE ENERGY GROUP, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

May 22, 2012

This proxy statement is being furnished to stockholders of Renewable Energy Group, Inc. in connection with the solicitation of proxies by our Board of Directors for use at our 2012 Annual Meeting of Stockholders, which is described below.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Under Securities and Exchange Commission (“SEC”) rules, we have elected to make our proxy materials available to our stockholders over the internet, rather than mailing paper copies of those materials to each stockholder. On or about April 11, 2012, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing stockholders to a web site where they can access our 2012 Proxy Statement and 2011 Annual Report to Stockholders and view instructions on how to vote via the internet or by phone. If you received the Notice and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed.

References to “the Company,” “we,” “us” or “our” throughout this proxy statement mean Renewable Energy Group, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

When and where will the Annual Meeting be held?

The 2012 Annual Meeting of Stockholders will be held on May 22, 2012, at 10:00 a.m., Central time, at our principal executive offices, which are located at 416 South Bell Avenue, Ames, Iowa.

What items will be voted on at the Annual Meeting?

As to all holders of our common and preferred stock, the purpose of the Annual Meeting is to:

•	Elect two Class I directors to serve until the 2015 Annual Meeting of Stockholders or until their successors are elected and qualified;

•	Hold an advisory “say-on-pay” vote to approve the compensation of our named executive officers; and

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

We will also transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.

How does the Board recommend that I vote?

Our Board unanimously recommends that you vote:

•	FOR each director nominee;

•	FOR advisory approval of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

Who is entitled to vote at the Annual Meeting?

Stockholders who owned common stock, Class A common stock, and Series B Preferred Stock at the close of business on April 4, 2012, the record date for the Annual Meeting, may vote at the Annual Meeting. For each share of common stock and Class A common stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented. For each share of Series B Preferred Stock held, stockholders are entitled to two votes for as many separate nominees as there are directors to be elected and two votes on any other matter presented.

Who will engage in a solicitation of proxies? Who will bear the cost of that solicitation?

Certain of our directors, officers and employees may solicit proxies on our behalf by mail, phone, fax, e-mail, or in person. We will bear the cost of the solicitation of proxies. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.

Who will tabulate the votes and act as inspector of election?

Natalie A. Lischer, our Secretary, will act as the inspector of election at the Annual Meeting.

How do I vote my shares?

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly in your name with REG (through our transfer agent, BNY Mellon):

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Via Internet: Go to http://www.proxyvoting.com/regi and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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By Telephone: Call toll-free 1-866-540-5760 and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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In Writing: If you received printed proxy materials in the mail and wish to vote by mail, complete, sign, date, and return the proxy card in the envelope that was provided to you, or provide it or a ballot distributed at the Annual Meeting directly to the Inspector of Election at the Annual Meeting when instructed.

Shares of common stock held in “street” or “nominee” name (through a bank, broker or other nominee):

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You may receive a Notice of Internet Availability of Proxy Materials or a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone or internet voting will depend on the voting process of the broker or nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

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If you own shares in “street name” through a broker and do not instruct your broker how to vote, your broker may not vote your shares on proposals determined to be “non-routine.” Of the proposals included in this proxy statement, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 is considered to be “routine”. Each of the other proposals is considered to be a “non-routine” matter. Therefore, if you do not provide your bank, broker or other nominee holding your shares in

“street name” with voting instructions, those shares will count for quorum purposes, but will not be counted as shares present and entitled to vote on the election of directors. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.

Regardless of how you own your shares, if you are a stockholder of record, you may vote by attending the Annual Meeting on May 22, 2012, at 10:00 a.m., Central time, at our principal executive offices, which are located at 416 South Bell Avenue, Ames, Iowa. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you vote via the internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card and through the internet and telephone voting facilities to vote your shares will vote:

•	FOR each director nominee;

•	FOR advisory approval of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

How do I change or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Corporate Secretary written notice of your revocation or by submitting a later-dated proxy, and you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the Annual Meeting, by itself, will not revoke a proxy. You may revoke your proxy by telephone by calling 1-866-540-5760 and following the instructions or via the internet by going to http://www.proxyvoting.com/rec.ol and following the instructions.

If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.

What constitutes a quorum for purposes of the Annual Meeting?

On April 4, 2012, the record date, we had 7,200,000 shares of common stock outstanding, 21,599,208 shares of Class A common Stock outstanding, and 2,999,493 shares of Series B Preferred Stock outstanding. Voting can only take place at the Annual Meeting if the holders of a majority of the total number of shares of the common stock, Class A common stock, and Series B preferred stock issued and outstanding and entitled to vote on the record date are present either in person or by proxy. Abstentions will be treated as present for purposes of determining the existence of a quorum.

How many votes are required to approve the proposals?

Our Bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the two nominees for director will be elected if each receives the majority of the votes cast in person or represented by proxy, with respect to each director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast.

The affirmative vote of a majority of the voting power of the common stock, Class A common stock and, on an as-converted basis, Series B preferred stock, all voting as one class, present in person or by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of our independent registered public accounting firm as set forth in Proposal 3.

The say-on-pay vote presented in Proposal 2 is an advisory vote and therefore is not binding on our company, our Compensation Committee or our Board of Directors. We value, however, the opinions of our stockholders and our Compensation Committee will, as it has in the past, take into account the result of the say-on-pay vote when determining future executive compensation.

The inspector of election will tabulate affirmative and negative votes, abstentions and broker non-votes. For Proposal 3, withheld votes and abstentions will have the same effect as negative votes. Broker non-votes will not be counted in determining the number of shares entitled to vote.

Certain holders of our Series B preferred stock have agreed, pursuant to an Investment Agreement, that each will vote its shares of Series B preferred stock in a manner proportionate to the votes cast by all holders of common stock (without taking into account abstentions). For more information regarding the Investment Agreement, see “Certain Relationships and Related Party Transactions-Investment Agreement” below.

What if a nominee for director does not receive a majority vote?

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, each nominee is elected by the vote of a majority of the voting power of the capital stock issued and outstanding, present in person or by proxy and entitled to vote for the election of directors. As provided in our bylaws, an “uncontested election” is one in which the number of nominees equals the number of directors to be elected in such election. The election of directors at the Annual Meeting will be an “uncontested election” because no nominations other than the two directors nominated by the Board were made in accordance with the applicable provisions of our bylaws.

In accordance with our bylaws, our Board may nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the Board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the Board of such resignation.

If an incumbent director fails to receive the required vote for re-election in an uncontested election, the nominating and governance committee determines whether such director’s resignation should be accepted and makes a recommendation to the Board, which makes the final determination whether to accept the resignation. The Board must publicly disclose its decision within 90 days from the date of certification of the election results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board.

Can I attend the Annual Meeting in person?

We cordially invite and encourage all of our stockholders to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by us. Stockholders of record must bring a copy of the Notice or proxy card in order to be admitted to the Annual Meeting. You should also be prepared to present photo identification for admittance.

Will any other matters be presented at the Annual Meeting?

We do not expect any matters, other than those included in this proxy statement, to be presented at the 2012 Annual Meeting. If other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on those other matters.

Who can help answer my questions?

If you have any questions about the Annual Meeting, voting or your ownership of our stock, please call us at (515)-239-8091.

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

We have established a corporate governance program to help guide our company and our employees, officers and directors in carrying out their responsibilities and duties, as well as to set standards for their professional conduct. Our Board of Directors has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our company. The company’s Corporate Governance Guidelines may be found on the company’s website at www.regfuel.com under “Investor Relations,” then “Corporate Governance.” In addition, all standing committees of our Board operate under charters that describe the responsibilities and practices of each committee.

We have adopted a Code of Business Conduct and Ethics, or Ethics Code, which provides ethical standards and corporate policies that apply to all of our directors, officers and employees. Our Ethics Code requires, among other things, that our directors, officers and employees act with integrity and the highest ethical standards, comply with laws and other legal requirements, engage in fair competition, avoid conflicts of interest, and otherwise act in our best interests. We have also adopted a Code of Ethics for Senior Financial Officers that applies to senior management and provides for accurate, full, fair and timely financial reporting and the reporting of information related to significant deficiencies in internal controls, fraud and legal compliance.

Board Composition

Our Board of Directors is currently composed of eight members, all of whom are independent, except for Jeffery Stroburg and Daniel J. Oh. Our charter provides that the authorized number of board seats, which is currently eight, shall be not less than five and not more than fifteen, with the exact number to be fixed from time to time by a resolution of the majority of our Board of Directors. Each officer serves at the discretion of the Board of Directors and holds office until his successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Our Board met a total of 21 times in 2011. During 2011, all of our directors attended at least 75% of the meetings of our Board held during their tenure and 75% of the meetings, if any, of the Board committees upon which they served and held during their tenure. Our Board does not have a policy requiring director attendance at annual meetings of our stockholders.

Board Leadership Structure

Our Board of Directors selects the Chairman of the Board in the manner and upon the criteria that it deems best for the Company at the time of selection. The Board of Directors does not have a prescribed policy on whether the roles of the Chairman and Chief Executive Officer should be separate or combined, but recognizes the value to the Company of the separation of these positions. The Board will continue to evaluate whether this leadership structure is in the best interests of the stockholders on a regular basis.

Our Chairman, Mr. Stroburg, presides over each Board meeting. The Chairman serves as liaison between the Chief Executive Officer and the other directors, approves meeting agendas and schedules and notifies other members of the Board of Directors regarding any significant concerns of stockholders or interested parties of which he becomes aware. The Chairman presides at stockholders’ meetings and provides advice and counsel to the Chief Executive Officer.

Board Committees

Audit Committee. The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Our audit committee is comprised of Michael Scharf (Chairman), Michael A. Jackson and Randolph L. Howard, each of whom is a non-employee member of our Board of Directors. We believe that each member of our audit committee meets the requirements for independence and financial literacy under the applicable requirements of the United States Securities and Exchange Commission, or SEC rules and regulations. Mr. Jackson and Mr. Scharf are our audit committee financial experts as currently defined under SEC rules.

Compensation Committee. The compensation committee determines our general compensation policies and makes recommendations regarding the compensation provided to our directors and executive officers which are subject to the approval of the independent members of our board. The compensation committee also reviews and determines bonuses for our non-executive officers and other employees. In addition, the compensation committee reviews and determines non-executive equity-based compensation for our directors, officers, employees and consultants and administers our stock incentive plan. Our compensation committee also oversees our corporate compensation programs. Our compensation committee is currently comprised of Christopher Sorrells (Chairman), Delbert Christensen, Michael A. Jackson and Jonathan Koch. We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and SEC rules and regulations.

Nominating and Governance Committee. The nominating and governance committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The members of the nominating and governance committee are Jonathan Koch (Chairman), Delbert Christensen, Randolph L. Howard and Christopher Sorrells. We believe that the composition of our nominating and governance committee meets the criteria for independence under, and the functioning of our nominating and governance committee currently complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, and SEC rules and regulations.

Compensation Committee Interlocks and Insider Participation

Chris Sorrells (Chairman), Mike Jackson, Scott Chesnut and Jonathan Koch served as members of our Compensation Committee during 2011. All are outside, independent directors, and none of our named executive officers served as a director or as a member of a compensation committee of any business entity employing any of our directors during 2011.

Director Nomination Policy

Our Nominating and Governance Committee is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board for nomination or election. Our Board nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur.

Our Board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our Governance Guidelines contain membership criteria that call for candidates to be selected for their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our Nominating Committee also seeks to ensure that a majority of our directors are independent under NASDAQ rules and that one or more of our directors is an “audit committee financial expert” under SEC rules.

Prior to our annual meeting of stockholders, our Nominating and Governance Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the Board for any particular talents and experience. If a director no longer wishes to continue in service, if the Nominating and Governance Committee decides not to re-nominate a director, or if a vacancy is created on the Board because of a resignation or an increase in the size of the Board or other event, then the committee considers whether to replace such director or to decrease the size of the Board. If the decision is to replace a director, then the Nominating and Governance Committee considers various candidates for Board membership, including those suggested by committee members, by other Board members, a director search firm engaged by the committee, or our stockholders. Prospective nominees are evaluated by the Nominating and Governance Committee based on the membership criteria described above and set forth in our Governance Guidelines.

In addition, USRG and NGP Technology Partners, L.P., each hold the right to nominate a qualified director to our Board of Directors until the earlier of (i) the third anniversary of the closing of our initial public offering or (ii) a change of control. For a discussion of the investment agreement, see the section entitled “Certain Relationships and Related Party Transactions—Investment Agreement.”

A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Governance Committee should notify our Corporate Secretary in writing at our principal office. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy materials, as described under “General Information—Stockholder Proposals for 2013 Annual Meeting” in this proxy.

Each notice delivered by a stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee generally must include the following information about the prospective nominee:

•	the name, age, business address and residence address of the person;

•	the principal occupation of the person;

•	the number of shares of our capital stock owned by the person;

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a statement whether the person, if elected, intends to tender an irrevocable resignation effective upon (i) such person’s failure to receive the required vote for re-election and (ii) acceptance of such resignation by the Board;

•	a description of all compensation and other relationships during the past three years between the stockholder and the person;

•	any other information relating to the person required to be disclosed pursuant to Section 14 of the Exchange Act, and

•	the person’s written consent to serve as a director if elected.

The Nominating and Governance Committee may require any prospective nominee recommended by a stockholder to furnish such other information as the Nominating and Governance Committee may reasonably require to determine the eligibility of such person to serve as an independent director or that could be material to a stockholder’s understanding of the independence, or lack thereof, of such person.

The foregoing is only a summary of the detailed requirements set forth in our Bylaws regarding director nominations by stockholders that would apply when a stockholder wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Governance Committee. A more detailed description of the information that must be provided as to a prospective nominee is set forth in Article 3 of our Bylaws.

Communications with Directors

Stockholders and interested parties may contact our directors to provide comments, to report concerns, or to ask a question, by mail at the following address:

Secretary

Renewable Energy Group, Inc.

416 South Bell Avenue

Ames, Iowa 50010

Board Role in Risk Oversight

One of the many responsibilities of our Board is to provide oversight of our risk management practices to ensure appropriate risk management systems are employed throughout the Company.

Our Board’s standing committees support our Board by regularly addressing various issues within their respective areas of oversight. The Audit Committee’s responsibilities include reviewing and overseeing major financial risk exposures and the steps management has taken to monitor and control these exposures. Management, on a regular basis, provides the Audit Committee with its assessment and mitigation efforts in regards to particular risks facing the Company that have been identified through the risk management process. Our Audit Committee also reviews with our independent auditors the adequacy and effectiveness of our internal controls over financial reporting.

The Compensation Committee assists our Board in fulfilling its risk management oversight responsibilities associated with risks arising from our compensation policies and programs. Each year management and the Compensation Committee review whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company. The Nominating and Governance Committee assists our Board in fulfilling its risk management oversight responsibilities associated with risks related to corporate governance structures and processes. Each of the committee chairs, as appropriate, reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

BOARD OF DIRECTORS

Our Board of Directors is divided into three classes serving staggered three-year terms. At the Annual Meeting, our stockholders will elect two individuals to serve as directors until the 2015 Annual Meeting. See “Proposal No. 1—Election of Directors.” Our Bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the two nominees for director will be elected if each receives the majority of the votes cast in person or represented by proxy, with respect to each director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast.

Below are the names and ages of our eight directors as of the date of this proxy statement, the year each of them became a director, each director’s principal occupation or employment for at least the past five years, and other public company directorships held by each director. Unless authority is withheld, the persons named as proxies in the voting materials made available to you or in the accompanying proxy will vote for the election of the nominees listed below. We have no reason to believe that any of these nominees will be unable to serve as a director. If any of the nominees becomes unavailable to serve, however, the persons named as proxies will have discretionary authority to vote for a substitute nominee.

Nominees for Election at this Meeting for a Term Expiring in 2015 (Class I)

Daniel J. Oh (age 46) has served as our Chief Executive Officer and as a director since September 2011 and President since April 2009. Mr. Oh served as our Chief Operating Officer from June 2007 to September 2011, our Chief Financial Officer and Executive Vice President from June 2006 to June 2007 and as Secretary from August 2006 until March 2009. From May 2004 to May 2006, Mr. Oh served at Agri Business Group, Inc., or ABG, an agribusiness management consulting firm, including as Associate Director, Director and Vice President. Prior to joining ABG, Mr. Oh served in several different positions, including Senior Financial Analyst, Financial Team Member and Manager, in the Corporate Finance and Investment Banking area of the Corporate Strategy and Business Development Group at Eli Lilly and Company, a global pharmaceutical company, from August 2001 to May 2004. From 2000 to August 2001, Mr. Oh served as a consultant with McKinsey & Company, a leading consulting firm, where he focused on the pharmaceutical industry. From 1987 to 1998, Mr. Oh served as an officer in the United States Army, earning the rank of Major. Mr. Oh holds an M.B.A. from the University of Chicago with concentrations in finance, accounting and strategic management, as well as a B.S. with a concentration in economics from the United States Military Academy. Mr. Oh serves as a director for the Ames Economic Development Commission. Mr. Oh’s employment agreement with us provides that he will serve as a director.

Our Board believes that Mr. Oh’s experience, knowledge, skills and expertise as our current President and Chief Executive Officer and his knowledge of our operations and business strategies gained over his five years of service to us in various roles provide valuable perspective to our Board and add significant value. Additionally, extensive industry knowledge and Mr. Oh’s prior experience as a senior executive and vice president at ABG, as well as his finance experience at Eli Lilly and consulting experience at McKinsey & Company, are integral to our Board’s assessment of business opportunities and strategic options for our company.

Michael M. Scharf (age 64) has served as a member of our board since January 2012 and previously served as a member of our board of directors from August 2006 until December 2009. Mr. Scharf has served as a director of Patriot Coal Corporation since November 2007 and previously served as a director of Southwest Iowa Renewable Energy, LLC from 2007 to 2009. Mr. Scharf served as Executive Director, Global Financial Services from January 2010 until his retirement in July 2011 and served as Senior Vice President and Chief Financial Officer of Bunge North America, Inc., the North American operating arm of Bunge Limited an agribusiness and food company, from 1989 to 2009, and currently consults for Bunge with respect to global administrative process improvements. Prior to joining Bunge North America, Mr. Scharf served as Senior Vice President and Chief

Financial Officer at Peabody Holding Company, Inc. from 1978 to 1989, and as Tax Manager at Arthur Andersen & Co. from 1969 to 1978. Mr. Scharf holds a B.S. in accounting from Wheeling Jesuit University and is a certified public accountant.

Our Board believes that Mr. Scharf’s experience, knowledge, skills and expertise acquired as a previous member of our board and as a Senior Vice President and Chief Financial Officer of Bunge North America, Inc., including his experience with operations, risk management and international operations, as well as his financial and accounting background, add significant value to our Board. Additionally, Mr. Scharf’s service and experience as a member of audit committees and as an independent director for another public company, including active involvement in strategy discussions and other matters, strengthen the functioning of our Board.

Directors Continuing in Office until 2013 (Class II)

Delbert Christensen (age 62) has served as a member of our Board of Directors since August 2006. Mr. Christensen has been a director of West Central since 1993. Mr. Christensen has been the Chairman of the Board of West Central since June 2010. Since January 2004, he has served as the President of CHMD Pork, a hog producer. He was Chairman of the Board of Directors of the Iowa Soybean Association from October 2009 to October 2010 and has been on the Board of Directors of the Iowa Soybean Association since 2003 and is still serving in that capacity. Mr. Christensen serves on the Soybean Promotion and Research Board including on the Audit and Evaluation and New Uses Committees for the United Soybean Board. Mr. Christensen holds a B.S. in Agricultural Business from Iowa State University. Mr. Christensen was nominated as a director by West Central.

Our Board believes that Mr. Christensen’s experience, knowledge, skills and expertise acquired as a director of West Central, President of a hog production operation, previous substantial board experience and commodity and market knowledge as an independent farmer, add significant value to our Board.

Randolph L. Howard (age 61) has served as a member of our Board of Directors since February 2007. From July 2004 to until his retirement in September 2005, Mr. Howard served as the Senior Vice President for the Global Gas Division of Unocal Corporation, an oil company. Prior to that role, Mr. Howard served as Regional Vice President of Unocal’s International Energy Operations—North ASEAN and President with Unocal Thailand from May 1999 to June 2004. Mr. Howard served in various managerial roles at Unocal over 17 years including Vice President, Refining and Vice President, Supply, Trading and Transportation. Mr. Howard participated in the advanced executive program at Northwestern University and holds a B.S. in chemical engineering from University of California Berkeley.

Our Board believes that Mr. Howard’s experience, knowledge, skills and expertise acquired as an executive officer at Unocal Corporation, including experience and understanding of the oil and petroleum markets and operations, as well as his experience in strategy formation and doing business in international markets, add significant value to our Board.

Michael A. Jackson (age 57) has served as a member of our Board of Directors since August 2006. Since September 2011, Mr. Jackson has served as the Chief Marketing and Strategy Officer of Trupointe Cooperative, Inc. Mr. Jackson served as the Chief Executive Officer and President of Adayana, Inc., a human capital development and agribusiness management consulting firm, from April 2008 to May 2011 and served as Chief Operating Officer of Adayana, Inc. from February 2006 to April 2008. Mr. Jackson was Chief Executive Officer and President of Agri Business Group, Inc., an agribusiness consulting and training company, which he founded in 1979, until its merger with Adayana, Inc. in October 2005. Mr. Jackson is a member of the board of directors of Terra Nitrogen Company, L.P., a nitrogen fertilizer company. Mr. Jackson holds a B.S. in agricultural economics from Purdue University. Mr. Jackson was nominated as a director by West Central.

Our Board believes that Mr. Jackson’s experience, knowledge, skills and expertise acquired as the Chief Executive Officer of Adayana, Inc. and Agri Business Group, Inc., including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to the Board. Additionally, Mr. Jackson’s previous service and experience as the chair of our audit committee and as an independent director for another company, including active involvement in strategy discussions and other matters, strengthen the functioning of our Board.

Directors Continuing in Office until 2014 (Class III)

Jeffrey Stroburg (age 61) has served as a director since June 2006. Mr. Stroburg served as our Chief Executive Officer from June 2006 to September 2011. Mr. Stroburg concurrently serves as Chief Executive Officer of West Central, a position he has held since October 1999. He has also held the position of President of West Central since July 2003. Prior to joining West Central, Mr. Stroburg was Vice President and Chief Operating Officer of the Eastern Ag Region of Land O’ Lakes, an agricultural cooperative, from 1998 to 1999. From 1997 to 1998, Mr. Stroburg was President and Chief Executive Officer of Countrymark Cooperative, a refiner and distributor of diesel, gasoline and other petroleum products. From 1987 to 1997, Mr. Stroburg was President and Chief Executive Officer of Hamilton Farm Bureau Cooperative and held positions within the Missouri Farmers Association. From 1997 to 1998, Mr. Stroburg also served as a director for A.C. Toepfer International, a Hamburg, Germany trading company for agricultural products, and as a director for CF Industries, a fertilizer manufacturing company. Mr. Stroburg currently serves on the board of directors for the National Council of Farmer Cooperatives, the Associated Benefits Corporation, the Biosciences Alliance of Iowa, the Cooperative Business International, and the Iowa State University’s Center for Crops Utilization Research Industry/Stakeholder Advisory Board. Mr. Stroburg holds a B.S. from Iowa State University. Mr. Stroburg was nominated as a director by West Central.

Our Board believes that the experience, knowledge, skills and expertise gained by Mr. Stroburg in his previous role as our Chief Executive Officer, including his knowledge of our operations and the effectiveness of our business strategies provide valuable perspective to our Board and add significant value. Additionally, Mr. Stroburg’s current experience as the Chief Executive Officer of West Central and prior experience as Chief Executive Officer of Countrymark Cooperative, as well as a number of executive positions with other agriculture and refining companies, are integral to our Board’s assessment of business opportunities and strategic options for our company. Mr. Stroburg’s service and experience as a director for other companies, including active involvement in strategic planning for these companies, also strengthens the governance and functioning of our Board.

Jonathan Koch (age 42) has served as a member of our Board of Directors since June 2008. Mr. Koch has served as a Managing Director of US Renewables Group, an investment firm focused on the renewable energy industry, since July 2004. Prior to joining US Renewables Group, Mr. Koch was Chief Operating Officer for Visible Path, an application service provider. He was the founder and Chief Executive Officer of Sundial, a provider of utility services online. Prior to founding Sundial, Mr. Koch was a Business Development Manager at General Electric Power Systems. Mr. Koch spent more than five years with Booz, Allen & Hamilton. Mr. Koch also serves as a Director for Westerly Wind, a wind development company, General Compression, an energy storage company, Fulcrum BioEnergy, a cellulosic ethanol company, and Niagara Generation, LLC, a power generation facility. Mr. Koch holds a joint M.B.A. and M.S. in Resource Policy from the University of Michigan and a B.A. from Tufts University. Mr. Koch was nominated as a director by USBG.

Our Board believes that Mr. Koch’s experience, knowledge, skills and expertise acquired as the CEO and COO of his prior organizations, including experience and understanding of the strategy and operation of a start-up company and board experience with renewable energy companies, add significant value to the Board. Additionally, Mr. Koch’s experience as a consultant on large mergers and acquisitions in the energy sector also adds significant value to our Board.

Christopher D. Sorrells (age 43) has served as a member of our Board of Directors since November 2008. Mr. Sorrells has worked at NGP Energy Technology Partners, L.P., a private equity firm investing in technology and services companies focused on the energy and power industries, since its formation in September 2005 and currently serves as a Managing Director. From September 2003 to September 2005, Mr. Sorrells worked at Clarity Partners, a private equity firm. Mr. Sorrells served as a principal with Banc of America Securities from June 1998 to November 2002 and as an associate with Salomon Smith Barney from August 1996 to June 1998. Mr. Sorrells is a member of the board of directors of GSE Systems, a simulation and training company for the energy and power industries, Living Earth, an organic manufacturing and recycling company, groSolar, a commercial installer of solar energy systems, and Lehigh Technologies, a manufacturer of industrial polymers, and he is a board observer at Community Energy, a utility scale solar developer. Mr. Sorrells holds an M.B.A. from the College of William and Mary, a Masters of Accounting degree from the University of Southern California, and a B.A. from Washington and Lee University. Mr. Sorrells was nominated as a director by NGP Energy Technology Partners, L.P.

Our Board believes that Mr. Sorrells’ experience, knowledge, skills and expertise acquired as a Managing Director of NGP Energy Technology Partners, L.P., including experience and understanding of the operation and governance of public companies and knowledge of debt and equity markets, add significant value to the Board. Mr. Sorrells’ knowledge of energy, power, and renewable energy industries, including solar energy, organic waste streams and chemical products, acquired as a director of Living Earth, groSolar and Lehigh Technologies adds further value to the Board, particularly when it comes to assessing historical trends and strategic options for our company.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 31, 2012 about the number of shares of common stock, Class A common stock and Series B preferred stock beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock and Class A common stock, or our Series B preferred stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Renewable Energy Group, Inc., 416 S Bell Avenue, P.O. Box 888, Ames, IA 50010-0888.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage beneficial ownership data is based on 7,200,000 shares of our common stock outstanding, 21,599,208 shares of our Class A common stock outstanding, and 2,999,493 shares of our Series B preferred stock outstanding, each as of March 31, 2012.

In computing the number of shares of capital stock beneficially owned by a person and the percentage beneficial ownership of that person, we deemed outstanding shares subject to options, restricted stock units and warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2012. We have also treated the outstanding shares of our Class A common stock and common stock as a single class, as our Class A common stock will automatically convert into common stock upon the expiration of the underwriters’ lock-up in connection with our recently completed initial public offering.

Beneficial Ownership Table

	Number of Shares Beneficially Owned		Percentage Beneficially Owned
5% Stockholders	Common Stock	Series B Preferred Stock(1)	Series B Preferred Stock	Common Stock	As-Converted Basis
Bunge North America, Inc.(2)	1,203,836	303,605	10.12%	4.18%	5.20%
ED&F Man Holdings BV(3)	1,291,667	495,443	16.52%	4.49%	6.56%
Natural Gas Partners VIII LP(4)	1,391,625	570,726	19.03%	4.83%	7.28%
NGP Energy Technology Partners LP(4)	1,391,187	570,726	19.03%	4.83%	7.28%
USRG Holdco V, LLC(5)	3,185,541	755,519	25.19%	11.06%	13.50%
West Central Cooperative(6)	4,407,883	125,666	4.19%	15.31%	13.39%
Total	12,871,739	2,821,685	94.07%	44.69%	53.21%

Named Executive Officers and Directors
Brad Albin	—	—	—	—	—
Delbert Christensen	4,420,887	125,666	4.19%	15.35%	13.43%
David Elsenbast	3,107	—	—	—	—
Gary Haer	—	—
Randolph L. Howard	1,000	—	—	*	*
Michael A. Jackson	216	—	—	*	*
Jonathan Koch	—	—	—	—	—
Daniel J. Oh	28,964	—	—	*	*
Michael Scharf	1,000	—	—	*	*
Christopher D. Sorrells	—	—	—	—	—
Chad Stone	—	—	—	—	—
Jeff Stroburg	—	—	—	—	—
All executive officers and directors as a group (12 persons)	4,455,174	125,666	4.19%	15.47%	13.53%

*	Less than 1%
(1)	Certain holders of our Series B preferred stock, including each of the 5% holders listed in the table above, have agreed, pursuant to an Investment Agreement, that each will vote its shares of Series B preferred stock in a manner proportionate to the votes cast by all holders of common stock (without taking into account abstentions). For more information regarding the Investment Agreement, see “Certain Relationships and Related Party Transactions-Investment Agreement” below.
(2)	The principal business address of Bunge North America, Inc. is: 11720 Borman Drive St. Louis, MO 63146-1000. Bunge North America, Inc. is a wholly-owned subsidiary of Bunge Limited, a publicly traded company. Each of Todd Bastean, Eric Hakmiller, David Kabbes and Soren Schroder have voting and dispositive power with respect to the shares owned by Bunge.
(3)	The principal business address of ED&F Man Holdings B.V. (“ED&F Man”) is: De Ruyterkade 6 (6th Floor), 1013 AA Amsterdam, the Netherlands. ED&F Man is a wholly-owned subsidiary of ED&F Man Holdings Limited. Each of Jan Kamphof, Francois Lavooij, Charlotte Morgan and Petraus Verhaar hold voting and dispositive power over these shares as the members of the board of directors of ED&F Man Holdings Limited.
(4)	The principal business address of Natural Gas Partners VIII, L.P. (“NGP”) is 125 E. John Carpenter Freeway, Suite 600 Irving, Texas 75062. G.F.W. Energy VIII, L.P. (“GFW LP”) is the general partner of NGP. GFW VIII, L.L.C. (“GFW LLC”) is the general partner of GFW LP. Actions taken by GFW LP require the approval of all three of the following managing members of GFW LLC: David R. Albin, Kenneth A. Hersh and William J. Quinn. Voting and dispositive power resides with GFW LP and GFW LLC, and the individual members of each such entity disclaim any personal beneficial ownership of our securities. Each of GFW LP and GFW LLC also disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein. The principal business address of NGP Energy Technology Partners, L.P. (“NGP Energy Tech”) is 1700 K Street NW, Suite 750, Washington, D.C. 20006. NGP ETP, L.L.C. (“NGP GP”) is the general partner of NGP Energy Tech. Energy Technology Partners, L.L.C. (“ETP”) is the manager of NGP GP. Philip J. Deutch (“Mr. Deutch”) is the manager of ETP. Each of NGP GP, ETP and Mr. Deutch (the “NGP ETP Reporting Persons”) disclaim beneficial ownership of the reported securities except to the extent of his, her or its pecuniary interest therein.
(5)	The principal business address of USRG Holdco V, LLC and USRG Holdco IX, LLC is: 2425 Olympic Blvd., Suite 4050 West, Santa Monica, California 90404. USRG Power & Biofuels Fund II, LP (“Fund II”) and USRG Power & Biofuels Fund II-A, LP (“Fund II-A”) are members of USRG Holdco V, LLC. Fund II is a member of USRG Holdco IX, LLC. USRG Power & Biofuels Fund II GP, LLC (“Fund II GP”) is the general partner of Fund II and Fund II-A. Fund II-A is a member of USRG Blocker IX, LLC (“Blocker IX”), which is a member of USRG Holdco IX, LLC. USRG Management Company, LLC (“Management Company”) is a manager of USRG Holdco V, LLC and USRG Holdco IX, LLC and the management company for Fund II and Fund II-A. Fund II, Fund II-A, Fund II GP and Management Company may be deemed to beneficially own the securities of the issuer owned by USRG Holdco V, LLC and USRG Holdco IX, LLC. Blocker IX may be deemed to beneficially own the securities of the issuer owned by USRG Holdco IX, LLC. As the members of the investment committee of Fund II GP, Lee Bailey, Thomas King, Jonathan Koch and James A.C. McDermott, have voting and investment power with respect to the securities of the issuer owned by USRG Holdco V, LLC and USRG Holdco IX, LLC. Each of Fund II, Fund II-A, Fund II GP and Management Company and Messrs. Bailey, King, Koch and McDermott, expressly disclaims beneficial ownership over these securities, except to the extent of any pecuniary interest therein.
(6)	The principal business address of West Central is: 406 First Street, Ralston, Iowa 51459. The board of directors of West Central Cooperative, which consists of Jim Carlson, Delbert Christensen, Glen Christensen, Daryl Doerder, Jay Drees, Craig Heineman, Darrell Jensen, Sam Spellman and Sue Tronchetti, hold voting and dispositive power over these shares.
(7)	Represents shares of our stock held by West Central Cooperative, over which Mr. Christensen, a director of West Central Cooperative, may be deemed to share voting and investment control. Mr. Christensen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Each of West Central, Bunge, ED&F Man and USRG are significant beneficial owners of our capital stock. See “Security Ownership of Certain Beneficial Owners and Management,” for a detailed listing of each owner’s holdings.

WEST CENTRAL COOPERATIVE

We have several contractual relationships and transactions with West Central, including contracts for services, supply of soybean oil feedstock, a ground lease for our Ralston facility and an extended payment terms arrangement.

In 2006, we entered into a contract for services with West Central, to provide certain corporate and administrative services such as human resources, information technology, and accounting. We pay West Central its proportionate share of the costs associated with the provision of services, plus a 15% margin. The agreement had an initial one-year term and is now cancellable upon six months notice by either party. The expenses related to this agreement totaled $62,000 for the year ended December 31, 2011.

Under our ground lease with West Central, West Central leases to us the real property on which our Ralston facility is located for an annual rental fee of one dollar. The ground lease has a 20-year term ending July 31, 2026 and we may elect to extend the term for six additional five-year terms. Under an Asset Use Agreement between us and West Central, West Central provides us with the use of certain assets, such as office space, maintenance equipment and utilities, for which we pay a proportionate share of the costs. This agreement has the same term as the ground lease. The expenses related to this agreement totaled $40,000 for the year ended December 31, 2011.

We purchase once-refined soybean oil from West Central to supply our Ralston facility. These purchases are made under a feedstock supply agreement that expired in July 2010. The agreement provided that West Central would supply and we would purchase all of our soybean oil requirements for the Ralston facility at a price based on the nearby futures contract price for crude soybean oil quoted on the CBOT plus a provision fee. Since the agreement expired, we and West Central have continued to operate on substantially the same terms, although there can be no assurance that we will continue to do so. We paid West Central $48,510,000 for soybean oil for the year ended December 31, 2011. We also had biodiesel and co-product sales to West Central which totaled $11,000 for the year ended December 31, 2011.

In June 2009, we entered into an extended payment terms agreement with West Central. The agreement set forth the terms of payment that apply for soybean oil that West Central sold to us for use at our Ralston facility, as well as any other feedstock that West Central agreed to sell to us. Pursuant to the agreement, payment for feedstocks delivered to us by West Central was required to be made within 45 days after delivery by West Central of an invoice for the feedstocks. Interest accrues on amounts due for feedstocks supplied by West Central beginning on the fifth day after West Central delivered an invoice for the feedstock until paid. At no time during the term of the agreement was the amount payable to West Central permitted to exceed $3.0 million. Under the agreement, we granted West Central a security interest in certain current and after acquired personal property associated with the Ralston facility. The agreement expired in February 2012. We recorded interest expense of $94,000 for the year ended December 31, 2011, related to this extended payment terms agreement with West Central and had a balance due to West Central of $762,000 at December 31, 2011.

In July 2011, we acquired substantially all the assets and certain liabilities of SoyMor Cooperative and SoyMor Biodiesel, LLC, whereby our subsidiary assumed a note payable to West Central. Interest is charged monthly using LIBOR plus 3% per annum. The effective rate was 4.26% as of December 31, 2011. We recorded interest expense of $2,000 for the year ended December 31, 2011, related to this note payable. The note is due January 2013. The total amount outstanding under the note was $214,000, as of December 31, 2011.

BUNGE NORTH AMERICA

Effective May 8, 2009, we entered into a Master Services Agreement with Bunge, which we refer to as the Bunge MSA. The Bunge MSA creates a structure whereby Bunge may purchase supplies of inedible animal fat, soybean oil, inedible corn oil and other products as feedstock for resale to us or our affiliates for biodiesel production at one or more of the biodiesel production facilities owned or operated by us. Additionally, the Bunge MSA provides a structure under which Bunge may also purchase biodiesel produced by us or our affiliates at one of more of our facilities for resale to our customers. Neither the amount of feedstock contracted to be sold by Bunge to us, nor the amount of biodiesel purchased by Bunge from us for resale to our customers, may exceed $10 million at any point in time. If Bunge provides any of these services pursuant to the Bunge MSA to us or one of our facilities, Bunge will be the sole provider of such services with limited exception. The Bunge MSA has applied to our Danville and Newton facilities since 2009.

Pursuant to the Bunge MSA, Bunge was entitled for its services to an initial, one-time fee of $150,000. We are also obligated to pay Bunge a monthly fee of $40,000, resulting in aggregate payments by us of $480,000 in 2011. In addition, an incentive fee must be paid to Bunge for each facility for which Bunge provides services equal to 1.5% of the production gross margin of each of our applicable facilities up to a total of $1.5 million, resulting in aggregate incentive fee expensed by us of $923,000 for the year ended December 31, 2011. Further, Bunge is entitled to a variable rate fee on the aggregate outstanding amount (defined below) for all of our facilities for which Bunge is providing services under the Bunge MSA at a rate per annum equal to the greater of (determined daily) (a) 7 1/2% per annum over and above the LIBOR rate or (b) 10% per annum. The aggregate outstanding amount is defined as (a) all amounts paid by Bunge to purchase feedstock for resale to us or one of our affiliates and for which Bunge has not received payment from us or such affiliate, and (b) all amounts paid by Bunge to us or one of our affiliates for the purchase of biodiesel until the earlier of (i) the due date for payment for such biodiesel from the third party purchaser, or (ii) the date that Bunge has received payment for such biodiesel from the third party purchaser. Finally, we must pay interest on any amounts that are past due equal to the greater of (a) 10-1/2% per annum over and above the LIBOR rate or (b) 13% per annum.

The initial term of the Bunge MSA is three years and it will automatically renew for successive three-year terms unless either party gives prior written notice to the other party of its election not to renew no later than 180 days prior to the expiration of the initial term or the then current renewal term. Bunge may terminate the Bunge MSA any time, with or without cause, upon at least either 15 or 45 days’ prior written notice depending on certain production milestones. Bunge also has a right to terminate the Bunge MSA if certain events of default occur, including the failure by us to perform our obligations under another material agreement between REG and Bunge. In November 2011, we gave notice of termination to Bunge in accordance with the agreement. The agreement expires May 2012.

Pursuant to the Bunge MSA, our subsidiary, REG Danville and Bunge entered into an agreement pursuant to which Bunge may purchase biodiesel for resale to third parties that is produced by the Danville facility, thereby accelerating payment to us and for which we pay Bunge a fee. On October 22, 2009, we, REG Newton, one of our subsidiaries, and Bunge entered into a new agreement with substantially the same terms. Aggregate proceeds from the sale of biodiesel from us under these agreements, which REG ultimately sells to unrelated third parties and accounts for as external sales, were $2,124,000 for the year ended 2011. Following termination of the Bunge MSA, we expect sales of biodiesel made pursuant to the Bunge MSA will be made by us directly to the end customer. These agreements with Bunge will continue until the Bunge MSA expires or we nominate a different facility for the services.

Pursuant to the Bunge MSA, on July 6, 2009, we, REG Danville and Bunge entered into an agreement pursuant to which Bunge may purchase supplies of inedible corn oil, inedible animal fat or other products as feedstocks for resale to us for use in biodiesel production at the Danville facility. On October 22, 2009, we, REG Newton and Bunge entered into a new agreement with substantially the same terms. Under the agreements, Bunge purchases feedstock identified by us and then sells it to us at the time the feedstock enters the Danville or the

Newton facility for processing. Pursuant to this agreement, REG Danville and REG Newton have granted Bunge certain storage rights at the facility. There are no minimum commitments for supply under this agreement. These agreements with Bunge will continue until the Bunge MSA expires, or we nominate a different facility for the services. Purchases from Bunge under these agreements were $203,092,000 for the year ended December 31, 2011.

We incurred $308,000 in interest expense for the year ended December 31, 2011 related to the above described biodiesel purchase arrangements with Bunge. We had accounts payable owed to Bunge of $2,825,000 as of December 31, 2011.

ED&F MAN HOLDINGS LIMITED

We entered into a tolling agreement with ED&F Man for biodiesel to be produced out of our Houston, Texas biodiesel production facility. Our revenues from ED&F Man on biodiesel produced under this tolling agreement and from other biodiesel and raw material sales were $3,026,000 for the year ended December 31, 2011. Purchases of biodiesel from ED&F Man for resale were $11,960,000 for the year ended December 31, 2011.

SENECA TRANSACTION

On April 8, 2010, our wholly-owned subsidiary REG Seneca agreed to lease and operate a 60 mmgy biodiesel production facility located in Seneca, Illinois, or the Seneca facility, which had previously been acquired from certain Chapter 11 debtors, in consideration for the assumption of certain indebtedness. The lease had a term of seven years on a net lease basis covering the debt service on $36.25 million of mortgage indebtedness against the Seneca facility, as well as taxes, utilities, maintenance and other operating expenses. The Seneca facility was leased from an entity, referred to as Landlord, owned by three of our significant stockholders: Bunge, USRG and West Central.

In connection with our lease and operation of the Seneca facility:

(i)	Landlord funded $4.0 million in cash to pay for repairs and improvements to the Seneca facility and certain transaction costs,

(ii)	we guaranteed investor fee payments to Bunge, USRG and West Central, collectively, of $150,000 per quarter,

(iii)	we acquired a “call” right to purchase the membership units of Landlord, and

(iv)	Bunge, USRG and West Central acquired a “put” right to require us to purchase the membership units of Landlord.

On January 24, 2012, we exercised our call right and acquired all of the equity interests of Landlord, which owned the Seneca facility, in exchange for $12,000,000, of which approximately $937,000 was previously paid, and 60,000 shares of our Class A common stock.

USRG

We entered into a termination agreement relating to a glycerin option agreement with USRG pursuant to which, immediately prior to the completion of our initial public offering, we issued 200,000 shares of Class A Common Stock to USRG. Upon the issuance of these shares, the glycerin option agreement was terminated.

On August 4, 2011, REG Albert Lea, LLC, one of our wholly-owned subsidiaries, or REG Albert Lea, entered into a Loan Agreement, or the USRG Loan Agreement, with USRG under which USRG loaned REG Albert Lea $10.0 million for the purpose of purchasing feedstocks and chemicals for the Albert Lea facility. All amounts outstanding under the USRG Loan Agreement were repaid in full by us in December 2011. The loan was secured by all of REG Albert Lea’s real and personal property and we guaranteed the obligation of REG Albert Lea and pledged all of our equity interests in REG Albert Lea to USRG as security for performance under the terms of the USRG Loan Agreement. Amounts borrowed under the USRG Loan Agreement carried an interest rate of 12% per annum. REG Albert Lea was obligated to pay interest on the amounts borrowed monthly beginning on August 15, 2011. The amounts borrowed under the USRG Loan Agreement matured in full on December 15, 2011 and was repaid in due course prior to maturity. In consideration for the loan, we paid a $500,000 lender fee.

INVESTMENT AGREEMENT

In connection with our initial public offering, we entered into an Investment Agreement with NGP Energy Technology Partners, L.P., USRG, Natural Gas Partners VIII, L.P., ED&F Man, Bunge and West Central, under which each of USRG and NGP Energy Technology Partners, L.P. is entitled to designate a qualified director nominee to stand for election as a member of our Board of Directors. The right to designate director nominees will terminate at the earlier of (i) the third anniversary of the closing of our initial public offering or (ii) a change of control. In addition, each of USRG and NGP will lose its respective right to designate a director at such time as it fails to beneficially own 50% of the shares of our Series B preferred stock issued to it in connection with our recent recapitalization. The Investment Agreement further provides that, as to any matter submitted to a vote of stockholders, the parties thereto will vote their shares of Series B preferred stock in a manner proportionate to the votes cast by all holders of Common Stock (without taking into account abstentions).

PROCEDURES FOR APPROVAL OF RELATED PARTY TRANSACTIONS

We have adopted a formal policy that we will not enter into a transaction with any of our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, without the prior consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. All of the transactions described above were entered into prior to the adoption of such policy.

Although we did not have a written policy for the review and approval of transactions with related persons prior to January 2012, each of the related party transactions described above were submitted to our Board of Directors and were approved by a disinterested majority of our Board of Directors after full disclosure of the interests of the related party in the transaction, if any, at the time of approval. We believe the terms of these agreements were negotiated at arms’ length and are comparable to terms that could have been obtained from unaffiliated third parties.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board has reviewed and discussed the Executive Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Executive Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee Members:

Christopher D. Sorrells, Chair
Delbert Christensn
Michael A. Jackson
Jonathan Koch

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis discusses our 2011 compensation program for our following named executive officers:

Name	Executive Officer Position
Daniel Oh	President and Chief Executive Officer
Chad Stone	Chief Financial Officer
Brad Albin	Vice President, Manufacturing
Gary Haer	Vice President, Sales and Marketing
David Elsenbast	Vice President, Supply Chain Management

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation philosophy is to align executive compensation with the interests of our stockholders and therefore to financial objectives that our Board believes are primary determinants of long-term stockholder value. The primary goal of our executive compensation program is to ensure that we hire and retain talented and experienced executives who are motivated to achieve or exceed our short-term and long-term corporate goals. Our executive compensation programs are designed to reinforce a strong pay-for-performance orientation and to serve the following purposes:

•	to reward our named executive officers for sustained financial and operating performance and leadership excellence;

•	to align their interests with those of our stockholders; and

•	to encourage them to remain with us for the long-term.

ROLE OF THE COMPENSATION COMMITTEE AND MANAGEMENT

The Compensation Committee of our Board has overall responsibility for advising the independent members of our Board regarding the compensation of our named executive officers. Members of the Compensation Committee are appointed by our Board. The Compensation Committee makes its compensation recommendations based on the judgment of its members based on their tenure and experience and after receiving input from our Chief Executive Officer and other members of management. The independent members of our Board, taking into account the recommendations of the Compensation Committee, have the ultimate responsibility for evaluating and determining the compensation of our named executive officers, including the compensation of our Chief Executive Officer.

COMPETITIVE MARKET DATA AND ROLE OF COMPENSATION CONSULTANT

In 2011, we retained Grant Thornton LLP, or Grant Thornton, an independent compensation consulting firm, to advise on executive compensation. Grant Thornton compiled a peer group of companies against which to assess the three key components comprising our named executive officers’ compensation: base salary, annual incentives and long-term equity incentives. This peer group consisted of the following publicly-traded companies:

AE Biofuels Inc.	Amyris, Inc.	BioEnergy Corp
Codexis, Inc.	Four Rivers BioEnergy Inc.	FutureFuels Corp
Green Plains Renewable Energy, Inc.	Methanex Corp	New Generation Biofuels Hlds. Inc.
Pacific Ethanol, Inc.	Pure Biofuels Corp.	Rentech Inc.
Syntroleum Corporation	Verenium Corp

Prior to 2011, we did not utilize a peer group of companies in setting compensation or benchmark our compensation to a specific level. In September 2011, we considered peer group information but did not formally benchmark total executive compensation or individual compensation elements against this peer group, nor did we aim to set total compensation, or any compensation element, at a specified level as compared to the companies in this peer group. Peer group information serves as one reference point and is intended to provide us with a general understanding of current compensation practices rather than a formula for establishing specific pay levels, and is not intended to supplant the judgment of our Compensation Committee and Board of Directors.

ELEMENTS OF COMPENSATION

Base Salary

We pay our named executive officers a base salary based on the experience, skills, knowledge and responsibilities required of each officer. We believe base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that reflects job responsibilities and value to the company.

In September 2011, Mr. Oh’s salary was increased to $450,000 in connection with his appointment as our Chief Executive Officer. We considered the amount of time Mr. Oh had served as an officer of our company, the change in his title and the base salaries paid to Chief Executive Officers in our peer group of companies in setting Mr. Oh’s salary.

In October 2011, we also increased the base salaries of Messrs. Stone, Albin and Haer to $215,000. Mr. Elsenbast’s base salary was increased to $185,000. We determined these salary increases were necessary to motivate and retain these named executive officers, particularly in light of the fact these officers had not received a salary increase in 2009 or 2010 due to uncertain market conditions in the biodiesel industry at that time.

Annual Incentive Plans

In connection with our efforts to formalize our compensation practices, in September 2011, we adopted an annual incentive plan for 2011 in which all employees, including our named executive officers, were eligible to participate. We designed our 2011 cash incentive plan with the goals of ensuring the program was self-funded based on financial and operational performance and appropriately tied to performance measures and targets.

Under the 2011 cash incentive plan, our Chief Executive Officer was eligible for an award targeted at 75% of his base salary and our named executive officers other than our Chief Executive Officer were eligible for an award targeted at 50% of their respective base salary. Of such bonus amounts, 75% was contingent upon our achievement of certain non-GAAP-based earnings before interest, taxes, depreciation, and amortization (EBITDA) and excluding non-cash stock compensation expense and certain other non-cash items, and the other 25% was contingent upon our sale of a certain number of gallons of biodiesel that were produced by us, either at one of our facilities or through tolling arrangements, and gallons procured from third-party producers (gallons). If either of these performance criteria were not met at the threshold level of 85% of the target, no amounts would have been payable under the 2011 cash incentive plan. For performance in excess of the target performance level, our Chief Executive Officer was entitled to receive up to 150% of his base salary and our named executive officers other than our Chief Executive Officer were eligible to receive up to 100% of their respective base salary. For 2011, if we achieved EBITDA of $40.0 million and sold 125 million gallons, the target amounts would be payable. The target amounts of EBITDA and gallons were achieved in excess of the target performance level for 2011.

On March 29, 2012, the independent members of our board of directors approved, based upon the recommendation of our compensation committee, our annual incentive plan for 2012. Award targets, thresholds, and type of performance criteria under the 2012 cash incentive plan remain the same as under the 2011 cash incentive plan.

Long-Term Equity Compensation

We currently provide our named executive officers with long-term equity compensation through our 2009 Stock Incentive Plan, pursuant to which we have granted employees and consultants restricted stock unit awards. We believe that providing our named executive officers with an equity interest in the Company brings their interests in line with those of our stockholders and that including a vesting component to those equity interests encourages named executive officers to remain with us for the long term.

In September 2011, we awarded Mr. Oh 400,000 RSUs in connection with his appointment as our Chief Executive Officer, of which 200,000 are subject to time-based vesting and the remaining 200,000 vest only upon the satisfaction of certain performance criteria measured on December 31 of each of 2012, 2013, 2014 and 2015. In the event Mr. Oh is terminated within 18 months of a change of control, any unvested RSUs will become vested. We considered Mr. Oh’s overall equity ownership in our company relative to those in our peer group, along with Mr. Oh’s new title and his general and personal knowledge of our business and industry, in determining the size of this equity award.

In reviewing the equity ownership of our named executive officers, we granted Mr. Haer 6,133 RSUs to make his level of equity ownership consistent with our named executive officers other than our Chief Executive Officer. We did not grant any equity awards to Messrs. Stone, Albin and Elsenbast in 2011 as we believed their level of equity ownership was sufficient to continue to motivate and retain them.

Other Supplemental Benefits

Our named executive officers are eligible for the following benefits on a similar basis as other eligible employees:

•	health, dental and vision insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance

•	short-term and long-term disability; and

•	a 401(k) plan with matching contributions.

TAX CONSIDERATIONS

Because of the limitations of Internal Revenue Code Section 162(m), or Code Section 162(m), we generally receive a federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated officers (other than our Chief Financial Officer) only to the extent the compensation does not exceed $1,000,000 per person during any fiscal year or qualifies as “performance-based” under certain requirements set forth in Code Section 162(m). In addition to salary and bonus compensation, the fair market value of stock subject to restricted stock unit awards is treated as compensation when the shares are delivered to our officers following the vesting of those awards, and accordingly, in any year, the settlement of those awards may cause an officer’s total compensation to exceed $1,000,000. Compensation recognized on the exercise of stock appreciation rights, which is generally equal to the excess of the fair market value of the stock on the date of exercise over the fair market value of the stock on the date of grant of the award, may qualify as “performance-based” compensation under Code Section 162(m) and therefore may not be subject to the $1,000,000 cap on deductibility provided certain requirements are met. While the board of directors cannot predict how the deductibility limit may impact our compensation program in future years, it is anticipated that our compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the board of directors has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the board of directors intends to consider tax deductibility under Code Section 162(m) as a factor in compensation decisions.

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes certain compensation paid to our former Chief Executive Officer, President and Chief Executive Officer and Chief Financial Officer during the years ended December 31, 2011, 2010 and 2009, including certain compensation paid to our other named executive officers during the year ended December 31, 2011.

Name and Position(s)	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation ($)(6)	Total ($)
Jeffrey Stroburg(7)	2011	—		—	—		—	—	—
Former Chief Executive Officer	2010	—		—	$2,966,738	(3)	—	—	$2,966,738
	2009	$72,187	(8)	—	—		—	—	$72,187

Daniel J. Oh(7)	2011	$315,439		—	$13,500,000	(4)	$452,509	$19,841	$14,287,789
President, Chief Executive Officer	2010	$252,362		—	$2,249,393	(3)	—	$13,484	$2,515,239
and Former Chief Operating Officer	2009	$242,918		—	—		—	$12,615	$255,533

Chad Stone(9)	2011	$185,811		—	—		$177,286	$11,320	$374,417
Chief Financial Officer	2010	$166,580		13,775	$592,500	(3)	—	$10,817	$783,672
	2009	$61,041		$10,000	—		—	$3,925	$74,966

Brad Albin(10)	2011	$185,615		—	—		$176,962	$10,786	$373,363
Vice President, Manufacturing

Gary Haer(10)	2011	$161,006		$50,600	$206,996	(5)	$176,312	$7,225	$602,139
Vice President, Sales and Marketing

David Elsenbast(10)	2011	$156,927		—	—		$149,765	$12,339	$319,031
Vice President, Supply Chain Management

(1)	Represents the grant date fair value of restricted stock unit awards granted to each named executive officer, computed in accordance with FASB ASC Topic 718 rather than amounts paid to or realized by the named individual. For a summary of the assumptions used in the valuation of awards made in 2010 and 2011, please see note 16 to our audited consolidated financial statements and note 2 to our condensed consolidated financial statements, respectively. There can be no assurance that the value upon vesting will approximate the compensation expense we recognized.
(2)	Represents cash bonuses earned under our 2011 annual incentive plan. Annual bonuses relating to performance in 2011 were actually paid in 2012.
(3)

These awards will vest on August 18, 2013. The restricted stock units were granted with respect to stock options that were cancelled on August 18, 2010. Mr. Stroburg and Mr. Oh each received an additional grant of 7,200 and 7,454 restricted stock units, respectively, to restore an equivalent amount of value to each in light of the reduced compensation each had taken in 2009 and 2010 due to difficult market conditions. The named executive officers no longer hold any stock options and no stock options were granted to the named executive officers in 2009, 2010 or 2011.
(4)	See the sections entitled “Outstanding Equity Awards at Fiscal Year-End Table” and “Stock Vested” below for the market value of these awards. Represents 400,000 RSUs granted to Mr. Oh on September 28, 2011. One half of the RSUs vest in 25% increments, of which, 25% vested on December 31, 2011 and the unvested RSUs vest on December 31 of each of 2012, 2013 and 2014, subject to Mr. Oh remaining employed on the respective vesting date. The second half of the RSUs vest as to 25% on December 31 of each of 2012, 2013, 2014 and 2015, subject to (i) achievement of a minimum percentage of the annual incentive plan performance goals for the applicable year (provided, that if the performance goals are not reached with respect to any year, the RSUs that did not vest in that year are eligible to vest on December 31 of 2016, 2017 or 2018 if a minimum percentage of the annual cash bonus performance goals is reached with respect to the year then ended) and (ii) Mr. Oh remaining employed on the respective vesting date.
(5)	These awards will vest on September 23, 2014.
(6)	All other compensation includes: (i) matching contributions under our 401(k) plan, (ii) term life insurance benefits, and (iii) employer provided transportation vehicles.
(7)	On September 28, 2011, Mr. Oh was appointed as our Chief Executive Officer, replacing Mr. Stroburg. Mr. Oh concurrently relinquished his position as Chief Operating Officer.
(8)	Represents amounts paid to West Central for services provided by Mr. Stroburg in January and February 2009. We did not reimburse West Central for any amounts paid to Mr. Stroburg by West Central after February 2009 in light of the oral agreement that Mr. Stroburg would not earn a salary for his services provided to us in light of difficult market and industry conditions.
(9)	Mr. Stone joined the Company in August 2009.
(10)	Mr. Albin, Mr. Haer and Mr. Elsenbast were appointed as named executive officers during 2011.

GRANTS OF PLAN BASED AWARDS TABLE

The following table provides information regarding plan-based awards granted during the year ended December 31, 2011 to the named executive officers.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum
Jeffrey Stroburg(3)	—	—	—	—	—		—
Former Chief Executive Officer
Daniel J. Oh(3)	09/28/2011	$122,344	$244,688	$489,375	400,000	(4)	$13,500,000
President, Chief Executive Officer and Former Chief Operating Officer
Chad Stone	—	48,125	96,250	192,500	—		—
Chief Financial Officer
Brad Albin	—	48,125	96,250	192,500	—		—
Vice President, Manufacturing
Gary Haer	09/23/2011	48,125	96,250	192,500	6,133		$206,996
Vice President, Sales and Marketing
David Elsenbast	—	40,801	81,602	163,204	—		—
Vice President, Supply Chain Management

(1)	Represents restricted stock units granted under our 2009 Stock Incentive Plan in September 2011.

(2)	Represents the grant date fair value of the restricted stock units received by the specified named executive officer, computed in accordance with FASB ASC Topic 718 rather than amounts paid to or realized by the named individual. For a summary of the assumptions used in the valuation of awards made in 2011, please see Note 16 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011. There can be no assurance that the value upon vesting will approximate the compensation expense we recognized.
(3)	On September 28, 2011, Mr. Oh was appointed as our Chief Executive Officer, replacing Mr. Stroburg. Mr. Oh concurrently relinquished his position as Chief Operating Officer.
(4)	See the sections entitled “Outstanding Equity Awards at Fiscal Year-End Table” and “Stock Vested” below for the market value of these awards. Represents 400,000 RSUs granted to Mr. Oh on September 28, 2011. One half of the RSUs vest in 25% increments, of which, 25% vested on December 31, 2011 and the unvested RSUs vest on December 31 of each of 2012, 2013 and 2014, subject to Mr. Oh remaining employed on the respective vesting date. The second half of the RSUs vest as to 25% on December 31 of each of 2012, 2013, 2014 and 2015, subject to (i) achievement of a minimum percentage of the annual incentive plan performance goals for the applicable year (provided, that if the performance goals are not reached with respect to any year, the RSUs that did not vest in that year are eligible to vest on December 31 of 2016, 2017 or 2018 if a minimum percentage of the annual cash bonus performance goals is reached with respect to the year then ended) and (ii) Mr. Oh remaining employed on the respective vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information about the number of outstanding equity awards held by our named executive officers on December 31, 2011.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market value of Shares or Units of Stock That Have Not Vested ($)(2)
Jeffrey Stroburg(3)	08/18/2010	250,358	$2,503,580
Former Chief Executive Officer
Daniel J. Oh(3)	09/28/2011	350,000	$3,500,000
President, Chief Executive Officer and Former Chief Operating Officer	08/18/2010	189,822	$1,898,220
Chad Stone	08/18/2010	50,000	$500,000
Chief Financial Officer
Brad Albin	12/06/2010	42,000	$420,000
Vice President, Manufacturing	08/18/2010	8,000	$80,000
Gary Haer	09/23/2011	6,133	$61,330
Vice President, Sales and Marketing	12/06/2010	23,600	$236,000
	08/18/2010	24,400	$244,000
David Elsenbast	12/06/2010	42,000	$420,000
Vice President, Supply Chain Management	08/18/2010	8,000	$80,000

(1)	Except for Mr. Oh’s September 28, 2011 grant, represents restricted stock units granted under our 2009 Stock Incentive Plan which vest three years from the date of grant. See “Employment Agreements-Chief Executive Officer” for a description of the vesting terms of Mr. Oh’s September 28, 2011 grant.
(2)	Our common stock did not trade on the NASDAQ until the completion of our recent initial public offering. Market value is based on a $10 per share market price of our common stock at the time of our initial public offering on January 19, 2012.
(3)	On September 28, 2011, Mr. Oh was appointed as our Chief Executive Officer, replacing Mr. Stroburg. Mr. Oh concurrently relinquished his position as Chief Operating Officer.

STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Daniel J. Oh President, Chief Executive Officer and Former Chief Operating Officer	50,000	$500,000

(1)	Our common stock did not trade on the NASDAQ until the completion of our recent initial public offering. Value realized is based on a $10 per share market price of our common stock at the time of our initial public offering on January 19, 2012.

EMPLOYMENT AGREEMENTS

Chief Executive Officer

In connection with his appointment as our Chief Executive Officer in September 2011, we entered into a new employment agreement with Mr. Oh, the key terms of which are described below. In setting the terms of Mr. Oh’s employment with us, we decided to make a significant portion of his overall compensation opportunity contingent on company performance.

Term. The initial term of the agreement ends December 31, 2014, with automatic one-year extensions thereafter unless notice of non-extension is delivered by either party pursuant to the terms of the agreement.

Base Salary. Mr. Oh will receive an annualized base salary of $450,000, which amount may be increased at any time in the sole discretion of our board of directors.

Annual Cash Bonus. Mr. Oh will be entitled to an annual cash bonus payment at a target level of at least 75% of his base salary in effect on the 90th day of the performance period. Actual incentive payments will be based upon attainment of performance goals pre-determined by our board of directors. Mr. Oh’s target annual bonus for the performance period ending December 31, 2011 was $244,688.

Restricted Stock Units. On September 28, 2011, the execution date of Mr. Oh’s employment agreement, we granted him an award of restricted stock units, or RSUs, which upon full vesting will entitle him to 400,000 shares of our common stock. One half of the RSUs vest in 25% increments, of which, 25% vested on December 31, 2011 and the unvested RSUs vest on December 31 of each of 2012, 2013 and 2014, subject to Mr. Oh remaining employed on the respective vesting date. The second half of the RSUs vest as to 25% on December 31 of each of 2012, 2013, 2014 and 2015, subject to (i) achievement of a minimum percentage of the annual incentive plan performance goals for the applicable year (provided, that if the performance goals are not reached with respect to any year, the RSUs that did not vest in that year are eligible to vest on December 31 of 2016, 2017 or 2018 if a minimum percentage of the annual cash bonus performance goals is reached with respect to the year then ended) and (ii) Mr. Oh remaining employed on the respective vesting date.

Stock Appreciation Rights. Upon the pricing of our initial public offering we granted Mr. Oh stock appreciation rights, or SARs, with respect to 400,000 shares of our common stock pursuant to our Amended and Restated 2009 Stock Incentive Plan. The SARs vest as to 25% on each of the first four anniversaries following the date of grant, subject to Mr. Oh’s continued employment through the respective vesting date. The exercise price with respect to the SARs is $10.00 per share.

The SARs will expire on the earliest of (i) the tenth anniversary of the date of grant, (ii) one year following the termination of Mr. Oh’s employment by reason of death or disability, (iii) 90 days following any other termination of Mr. Oh’s employment other than for cause, and (iv) immediately prior to the termination of Mr. Oh’s employment for cause.

Fringe Benefits. Mr. Oh will be entitled to fringe benefits, including, without limitation, an automobile.

Termination Payments.

Termination For Cause or Resignation Without Good Reason. If, during the term of the agreement, we terminate Mr. Oh’s employment for cause or Mr. Oh resigns without good reason, Mr. Oh will forfeit all rights to any annual bonus for the fiscal year in which the termination of employment occurs, and he will be entitled only to a payment equal to any accrued, but unpaid, base salary, bonuses, vacation pay and other benefits.

Termination Due to Death or Disability. If Mr. Oh’s employment is terminated due to death or disability, he or his estate will receive any accrued, but unpaid, base salary, bonuses, vacation pay and benefits and a pro-rated annual cash bonus payment if earned but assuming that any individual performance objectives were achieved at the target level. In such scenarios, there will also be no further vesting of any RSU or SAR.

Termination Without Cause or Resignation With Good Reason. If Mr. Oh is terminated without cause (as defined in Mr. Oh’s employment agreement) or resigns with good reason (as defined in Mr. Oh’s employment agreement), Mr. Oh will receive his base salary at the time of his termination or resignation for a period of 18 months, which is $675,000 in the aggregate as of December 31, 2011, or if Mr. Oh is terminated due to our non-renewal of his employment agreement, for a period of six months, which is $225,000 in the aggregate as of December 31, 2011 (the “Severance Salary Payment”). The Severance Salary Payment will be paid in a lump sum if Mr. Oh is terminated without cause or resigns for good reason following a change of control of the company. In addition, Mr. Oh will also receive (i) reimbursement of health insurance premiums during the period that Severance Salary Payments are made, which is $7,713 in the aggregate as of December 31, 2011 if Mr. Oh is terminated without cause or he resigns for good reason or $2,571 in the aggregate as of December 31, 2011 if Mr. Oh is terminated due to our non-renewal of his employment agreement. (ii) job placement services for 12 months from the date of termination, not to exceed $30,000 in the aggregate, (iii) a pro-rated annual cash bonus payment, (iv) full acceleration of all equity-based compensation if Mr. Oh is terminated within 18 months of a change of control, which is $5,398,220 in the aggregate as of December 31, 2011, and (v) any accrued, but unpaid, base salary, bonuses, vacation pay and other benefits.

Named Executive Officers

Upon termination of employment without cause, each of Messrs. Stone, Haer and Elsenbast are entitled to continued base salary payments for one month, and Mr. Albin to continued base salary payments for 12 months, after the date of termination. If Messrs. Stone, Haer, Albin and Elsenbast had been terminated on December 31, 2011, each would have been entitled to aggregate continued salary payments of $17,917, $17,917, $215,000 and $15,417, respectively.

SEVERANCE AND CHANGE IN CONTROL PAYMENTS

Acceleration of Equity

Except as described in the next paragraph, restricted stock units held by each of Messrs. Stroburg, Oh, Stone, Albin, Haer and Elsenbast will vest in full (i) upon involuntary termination by the Company without cause, (ii) upon a change in control of the Company or (iii) on the first date that the executive officer can sell Company common stock on a national securities exchange without restriction (such restrictions include the underwriters’ lock-up period in connection with our recently completed initial public offering). If a change in control were to have occurred as of December 31, 2011, the named executive officers would have been entitled to receive the cash value of the restricted stock units that would become vested. The named executive officers would have been entitled to the following amounts: Mr. Stroburg – $2,503,580; Mr. Oh – $5,398,220; Mr. Stone – $500,000; Mr. Albin – $500,000; Mr. Haer – $541,330; and Mr. Elsenbast – $500,000.

The equity compensation issued to Mr. Oh in 2011 has the following different accelerated vesting terms. On or within eighteen months after a change in control of the Company, restricted stock units held by Mr. Oh will vest in full (i) upon involuntary termination of Mr. Oh without cause, (ii) upon termination by Mr. Oh for good reason or (iii) upon termination of Mr. Oh at the end of the term of his employment contract by way of the non-extension of his employment contract. If a change in control were to occur and Mr. Oh’s employment terminates for any of the reasons described above on or within eighteen months after a change in control of the Company, Mr. Oh would be entitled to the vesting of all of his then unvested restricted stock units.

COMPENSATION OF DIRECTORS

Our Compensation Committee reviews and makes recommendations to our Board concerning director compensation. Similar to our philosophy regarding executive compensation, our philosophy regarding director compensation is to provide our directors a fair compensation package that is tied to the services they perform as well as to the performance of the company, with the objective of recruiting and retaining an outstanding group of directors.

The Compensation Committee, pursuant to the authority granted under its charter, engaged Aon Hewitt to advise it on director compensation matters. Aon Hewitt’s assessment was taken into consideration in establishing our current director compensation. Directors who are employees of REG, such as Mr. Oh, are not compensated for their service on the Board.

No compensation was paid to our directors during 2011. Effective January 25, 2012, each of our non-employee directors are entitled to receive the compensation as described below.

Retainer Fees

Our non-employee directors are paid cash compensation at the following rates:

Annual retainer fee	$35,000
Annual retainer fee for Chairman	$47,000
Annual retainer fee for Chairman of the Audit Committee	$5,000
Annual retainer fee for Chairman of the Compensation Committee	$3,000
Annual retainer fee for Chairman of the Risk Management Committee	$3,000
Annual retainer fee for Chairman of the Nominating and Governance Committee	$2,000

We also reimburse directors for their reasonable out-of-pocket expenses for attending Board and committee meetings.

Long-Term Incentive Awards. Each of our non-employee directors will also receive an annual equity award equal to $40,000 based on the fair market value of our common stock on the date of grant, except for the Chairman of our board who will receive an equity award of $53,000. We expect these annual awards will be granted in the form of RSUs, which will vest in full on the first anniversary of the date of grant. The number of RSUs actually awarded will be determined by dividing the cash value of the grant by the closing price of a share of our common stock on the date of the grant.

AUDIT COMMITTEE REPORT

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year 2011 with management and Deloitte & Touche LLP (“Deloitte”) and discussed with Deloitte those matters required by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on these reviews and discussions with management and Deloitte, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2011 be included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The Audit Committee Members

Michael Scharf (Chairman)

Michael A. Jackson

Randolph L. Howard

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to evaluate and determine that the services provided by Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) in each year are compatible with the auditor’s independence. The following table shows fees billed for each of 2011 and 2010 for professional services rendered by the Deloitte Entities for the audit of our financial statements and other services.

Year	Audit Fes(1)	Audit- Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2011	$1,340,386	$769,058	$314,463	$—
2010	$1,195,383	$435,636	$206,601	$73,268

(1)	Audit fees are fees for the audit of the Company’s annual financial statements. Audit fees also include fees for the review of financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the Deloitte Entities in connection with statutory and regulatory filings or engagements.
(2)	In 2011, audit-related fees were comprised of fees for services performed in connection with the Company’s filing of a registration statement on Form S-1; acquisition of SoyMor Cooperative and SoyMor Biodiesel, LLC; and subsidiary audit requirements on behalf of lending institutions. In 2010, audit-related fees were comprised of fees for services performed in connection with the Company’s filing of a registration statement on Form S-4; acquisitions of: Central Iowa Energy, Blackhawk, Seneca, American BDF, Tellurian and ARES’ Clovis facility; and subsidiary audit requirements on behalf of lending institutions.
(3)	Tax fees are for tax consulting and compliance services and tax related acquisition and tax due diligence services.
(4)	Comprised of fees for Service Auditor’s Reports (SAS70 Type II examination audit).

Audit Committee Pre-Approval Procedures

With respect to independent auditor services and fees, it is our practice to provide pre-approval of audit, audit-related, tax and other specified services on an annual basis. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, we seek specific pre-approval by the Audit Committee. Other specified services are generally reapproved only when the amount of such services is expected to be different than the prior year or normal fees. Proposed services anticipated to exceed pre-approved cost levels are discussed with the Audit Committee. It is our practice that the Audit Committee Chairman has pre-approval authority with respect to permitted services. The Chairman of the Audit Committee reports any pre-approval decisions to our Audit Committee at its next scheduled meeting.

GENERAL INFORMATION

Stockholder Proposals for the 2013 Annual Meeting

Stockholder proposals for inclusion in the proxy materials for the 2013 annual meeting must be received at our principal executive offices not less than 120 calendar days before the date this proxy statement was released to our stockholders.

In addition, our bylaws provide stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the annual meeting to which this proxy statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our bylaws, which require that such notice be given not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding annual meeting of stockholders. In the event the date of the 2013 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2012 Annual Meeting, in order for a notice to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2012 annual meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2012 annual meeting.

Annual Report and Financial Statements

A copy of our 2011 Annual Report to Stockholders, which includes our financial statements for the year ended December 31, 2011, was made available along with this proxy statement and other voting materials and information on the website www.proxyvoting.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2011, except for Mr. Oh filed a late Form 4 related to the partial vesting of his RSU award.

Copies of Corporate Governance and Other Materials Available

Our Board has adopted various corporate governance guidelines setting forth our governance principals and governance practices. These documents are available for downloading or printing on our web site at www.REGI.com, by selecting “Investor Relations” and then “Corporate Governance.”

•	Third Amended and Restated Certificate of Incorporation

•	Amended and Restated Bylaws

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes serving staggered three-year terms. Each of the nominees listed below has been nominated by our Board of Directors at the recommendation of the Nominating and Governance Committee in accordance with its charter and our Amended and Restated Bylaws and Corporate Governance Guidelines. Each nominee is now a member of the Board. If either nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.

Nominees for Election at This Meeting for a Term Expiring in 2015

                Daniel J. Oh

                Michael Scharf

Our Bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the two nominees for director will be elected if each receives the majority of the votes cast in person or represented by proxy, with respect to each director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2 — “SAY-ON-PAY” ADVISORY VOTE ON EXECUTIVE

COMPENSATION

This Proposal 2, which is commonly referred to as a “say-on-pay” vote, provides you with the opportunity to advise our Board and Compensation Committee regarding your approval of the compensation of our named executive officers as described in the Executive Compensation Discussion and Analysis section, accompanying compensation tables and narrative disclosure set forth in this proxy statement. This vote is not intended to address any specific item of compensation or the compensation of any particular named executive officer, but rather the overall compensation of our named executive officers as well as the philosophy and objectives of our executive compensation programs.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The say-on-pay vote is not binding on the Company, our Compensation Committee or our Board. We value, however, the opinions of our stockholders and the Compensation Committee will take into account, as we have in the past, the result of the vote when determining future executive compensation.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

Based upon its review of Deloitte & Touche LLP’s (“Deloitte”) qualifications, independence and performance, the Audit Committee of our Board has appointed Deloitte to serve as our independent registered public accounting firm for 2012.

The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. However, as a matter of good corporate governance, the Audit Committee is submitting its appointment of Deloitte as the Company’s independent registered public accounting firm for 2012 for ratification by our stockholders.

If our stockholders fail to ratify the appointment of Deloitte, the Audit Committee may reconsider whether to retain Deloitte, and may continue to retain that firm or appoint another firm without resubmitting the matter to our stockholders. Even if our stockholders ratify the appointment of Deloitte, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm for us if it determines that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of a majority of the voting power of the common stock, Class A common stock and, on an as-converted basis, Series B preferred stock, all voting as one class, present in person or by proxy at the Annual Meeting, is required to ratify the appointment of Deloitte as our independent registered public accounting firm for 2012.

Representatives of Deloitte are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

PROXY CARD

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

RENEWABLE ENERGY GROUP, INC.

INTERNET http://www.proxyvoting.com/regi

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH

DIRECTOR, AND “FOR” ITEMS 2 and 3. Please mark your votes as

1. ELECTION OF DIRECTORS indicated in this example X

Management nominees recommends that you vote “FOR” all Management Nominees listed below:

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

Management nominees:

1.1 Daniel J. Oh 2. Proposal to approve the advisory (non-binding) resolution relating to executive compensation.

1.2 Michael Scharf 3. Ratification of the appointment of the independent registered public accounting firm.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your Renewable Energy Group, Inc. account online.

Access your Renewable Energy Group, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Renewable Energy Group, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status View payment history for dividends

View certificate history Make address changes

View book-entry information Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://www.proxyvoting.com/regi

FOLD AND DETACH HERE

PROXY

RENEWABLE ENERGY GROUP, INC. Annual Meeting of Stockholders – May 22, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Daniel J. Oh and Chad Stone, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Renewable Energy Group, Inc. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 22, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

Fulfillment

(Continued and to be marked, dated and signed, on the other side) 22532

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Renewable Energy Group, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Tuesday, May 22, 2012

The Proxy Statement, Annual Report and other proxy materials are available at: http://www.proxyvoting.com/regi

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 11, 2012 to facilitate timely delivery.

RENEWABLE ENERGY GROUP, INC.

TO REQUEST PAPER COPIES OF PROXY MATERIALS:

(please reference your 11-digit control number when requesting materials)

By opting out to receive printed materials, your preference for future proxy mailings will be kept on our file.

Telephone: 1-888-313-0164

(outside of the U.S. and Canada call 201-680-6688).

Email: shrrelations@bnymellon.com

(you must reference your 11-digit control number in your email)

Internet: http://www.proxyvoting.com/regi

TO VOTE YOUR SHARES SEE INSTRUCTIONS ON REVERSE SIDE

This is not a proxy card. You cannot use this notice to vote your shares.

Dear Renewable Energy Group, Inc. Stockholder:

The 2012 Annual Meeting of Stockholders of Renewable Energy Group, Inc. (the “Company”) will be held at the Company’s principal executive offices located at 416 South Bell Avenue, Ames, Iowa, 50010, on Tuesday, May 22, 2012, at 10:00 a.m. (local time).

Proposals to be considered at the Annual Meeting:

(1) Elect two Class I directors to serve until the 2015 Annual Meeting of Stockholders or until their successors are elected and qualified; (2) Hold an advisory “say-on-pay” vote to approve the compensation of the Company’s named executive officers; and (3) Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.

The Company also will transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.

Management recommends a vote “FOR” Items 1, 2 and 3.

The Board of Directors has fixed the close of business on April 4, 2012 as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

CONTROL NUMBER

YOU MUST REFERENCE YOUR 11-DIGIT CONTROL NUMBER WHEN YOU REQUEST A PAPER COPY OF THE PROXY MATERIALS OR TO

VOTE YOUR PROXY ELECTRONICALLY.

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Stockholders of record as of the Record Date are encouraged and cordially invited to attend the Annual Meeting. Directions to attend the annual meeting where you may vote in person can be found on our website, www.regfuel.com.

Meeting Location:

416 South Bell Avenue Ames, Iowa 50010

The following Proxy Materials are available for you to review online:

• the Company’s 2012 Proxy Statement (including all attachments thereto);

• the Company’s Annual Report for the year ended December 31, 2011 (which is not deemed to be part of the official proxy soliciting materials); and • any amendments to the foregoing materials that are required to be furnished to stockholders.

To request a paper copy of the Proxy Materials:

(you must reference your 11-digit control number located on the reverse side of this form)

Telephone: 1-888-313-0164 (outside of the U.S. and Canada call 201-680-6688)

Email: shrrelations@bnymellon.com (you must reference your 11-digit control number in your email)

Internet: http://www.proxyvoting.com/regi

The Proxy Materials for Renewable Energy Group, Inc. are available to review at:

http://www.proxyvoting.com/regi

Have this notice available when you request a PAPER copy of the Proxy Materials, when you want to view your proxy materials online OR WHEN YOU WANT TO VOTE YOUR PROXY ELECTRONICALLY.

HOW TO VOTE BY INTERNET

We encourage you to review the proxy materials online before voting.

Use the Internet to vote your shares. On the landing page of the above website in the box labeled “To Vote Your Shares by Internet” click on “Vote Now” to access the electronic proxy card and vote your shares.

Have this notice in hand when you access the website.

You will need to reference the 11-digit control number located on the reverse side.

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